                                                         EXHIBIT 11B

                      GATX CORPORATION AND SUBSIDIARIES


             COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                        AND COMMON STOCK EQUIVALENTS
                           ASSUMING FULL DILUTION
                    IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                                            Three Months Ended      Nine Months Ended
                                               September 30           September 30
                                              1994    1993            1994     1993
                                           -------------------      -----------------
Average number of shares used to
  compute primary earnings per share...      20.2     20.0           20.1     19.9
Common Stock issuable upon assumed
  conversion of Preferred Stock........       4.0        *            4.1        *
                                           -------    -----         ------   ------

Total..................................      24.2     20.0           24.2     19.9
                                           ======    ======         ======   ======

Net income as adjusted
  per primary computation..............    $ 22.0   $  8.4         $ 56.4   $ 46.5
Add - Dividends paid
  on Preferred Stock...................       3.3        *           10.0        *
                                           -------   ------         ------   ------

Net income as adjusted.................    $ 25.3   $  8.4         $ 66.4   $ 46.5
                                           ======    ======         ======   ======

Net income per share,
  assuming full dilution...............    $ 1.04   $  .42         $ 2.75   $ 2.34
                                           ======    ======         ======   ======
*  Conversion of Preferred Stock is excluded from computation of fully diluted earnings because of antidilutive effects.

Additional fully diluted computation (1)
  Average number of shares used to
    compute primary earnings per share.               20.0                    19.9
  Common stock issuable upon
    assumed conversion of Preferred Stock,
    and stock option exercises.........                4.0                     4.0
                                                     ------                -------

                                                      24.0                    23.9
                                                     ======                =======
  Net income as adjusted
    per primary computation............             $  8.4                  $ 46.5
  Add - Dividends paid and accrued
    on Preferred Stock.................                3.4                    10.0
                                                     -------               --------

                                                    $ 11.8                  $ 56.5
                                                     ======                 ======
  Net income per share,
    assuming full dilution.............             $  .49                  $ 2.36
                                                     ======                 ======

(1)  This calculation is submitted in accordance with Regulation S-K item
     601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.
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